UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2010

GlobalOptions Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33700	30-0342273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, 27th Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 445-6262

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

Entry into Agreement to Sell FSIU Business Unit

On June 11, 2010, GlobalOptions Group, Inc., a Delaware corporation (the “Company”), and its wholly-owned subsidiary, GlobalOptions, Inc., a Delaware corporation (“GlobalOptions” and together with the Company, “Sellers”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with GlobalOptions Services, Inc., a Delaware corporation (“Purchaser”).  Frank Pinder, Rusty Aaronson, James Buscarini, and Kevin McGinn, who are the President of FSIU (as defined below), the Executive Vice Presidents of Operations, Business Development, and Finance of FSIU, respectively, will be officers and stockholders of Purchaser.

Pursuant to the terms of the Purchase Agreement, Sellers will sell to Purchaser the Sellers’ Fraud and Special Investigations Unit (“FSIU”), which provides investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations, for an aggregate consideration of (i) $8,250,000 in cash, of which $825,000 is to be held in escrow for 15 months following the closing and (ii) the assumption of substantially all of the liabilities of FSIU.  Sellers are also licensing, and have agreed to transfer in the future, to Purchaser certain intellectual property, including the GlobalOptions name, tradenames and logos.

In addition, Purchaser has agreed to pay Sellers at closing the amount by which the working capital of FSIU at closing exceeds $1,985,080, and Sellers have agreed to pay Purchaser at closing the amount by which the working capital of FSIU at closing is less than $1,985,080.

Sellers have made customary representations, warranties and covenants in the Purchase Agreement.  The Purchase Agreement contains a “no shop” restriction on Sellers’ ability to solicit third party proposals, provide information to, and engage in discussions and negotiations with, third parties.  The no shop provision is subject to a “fiduciary out” provision that allows Sellers, under certain circumstances and in compliance with certain obligations, to provide information and participate in discussions and negotiations with respect to unsolicited written third party acquisition proposals submitted during the 25 days following the date of the Purchase Agreement.

The Purchase Agreement may be terminated by any party if the transactions contemplated under it do not close on or before September 30, 2010.  Either Sellers or Purchaser may terminate the Purchase Agreement as a result of the other parties’ material breach of any of their representations, warranties, covenants or agreements under the Purchase Agreement and upon withdrawal by the Board of Directors of the Company (the “Board”) of its approval or recommendation of the transactions contemplated in the Purchase Agreement in order to approve or recommend a superior proposal.  Upon termination of the Purchase Agreement as a result of the Board’s withdrawal of its approval or recommendation of the transactions contemplated in the Purchase Agreement in order to approve or recommend a superior proposal, the Sellers will pay Purchaser $675,000.

North Atlantic Value LLP and Balmoral Advisors LLC, significant shareholders of Purchaser, have agreed to provide a joint guarantee of up to $250,000 to be used for the payment of indemnification expenses in the event that Purchaser breaches the Purchase Agreement.

In connection with their entry into the Purchase Agreement, Sellers and Purchaser have also agreed to provide certain transition services to each other following the closing.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 8.01.                      Other Events.

On June 11, 2010, the Company issued a press release announcing its entry into the Purchase Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated June 11, 2010, by and among GlobalOptions Group, Inc., GlobalOptions, Inc. and GlobalOptions Services, Inc.*

99.1	Press Release, dated June 11, 2010.

* Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2010	GLOBALOPTIONS GROUP, INC.

	By:	/s/ Harvey W. Schiller
		Name:	Harvey W. Schiller
		Title:	Chief Executive Officer and Chairman

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated June 11, 2010, by and among GlobalOptions Group, Inc., GlobalOptions, Inc. and GlobalOptions Services, Inc.*

99.1	Press Release, dated June 11, 2010.

* Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.